Exhibit 12.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in Thousands)

	Year Ended December 31,					June 30,
	2004	2005	2006	2007 (1)	2008 (1)(2)	2008 (1)	2009 (2)
Pretax income (loss) from continuing operations	$242,036	$250,400	$234,134	$253,903	$(83,784)	$76,442	$(127,594)

Fixed charges:
Interest expense including amortization of deferred costs and capitalized interest	$125,252	$180,955	$225,800	$291,832	$292,725	$144,966	$130,819
Ground Rent 33%	$587	$1,118	$1,319	$1,329	$1,175	$572	$724
Preferred Dividends on consolidated subsidiaries	$—	$—	$—	$9,690	$—	$—	$—
Proportionate share of fixed charges of 50 % owned joint ventures accounted for using equity method of accounting	$—	$—	$—	$—	$—	$—	$—

Total fixed charges	$125,839	$182,073	$227,119	$302,851	$293,900	$145,538	$131,543

Capitalized interest during the period	$(9,882)	$(12,672)	$(20,049)	$(28,003)	$(41,062)	$(19,354)	$(11,600)
Preferred Dividends on consolidated subsidiaries	$—	$—	$—	$(9,690)	$—	$—	$—
Amortization of capitalized interest during the period	$3,328	$3,750	$4,418	$5,351	$6,720	$4,658	$5,427
Equity Company Adjustments	$(40,895)	$(34,873)	$(30,337)	$(43,229)	$(17,719)	$(19,943)	$8,801
Equity Company Adjustments Distributed Income	$40,895	$34,873	$30,337	$43,229	$17,719	$19,943	$3,305

Earnings before income taxes and fixed charges	$361,321	$423,551	$445,622	$524,412	$175,774	$207,284	$9,882

Ratio of earnings to fixed charges	2.87	2.33	1.96	1.73	0.60	1.42	0.08

(1)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-02, for interest expense related to our convertible debt.

(2)	The loss from continuing operations for 2008 includes impairment charges, including impairment of joint ventures, of $183.2 million that are discussed in the Current Report on Form 8-K filed August 10, 2009, which updates certain portions of the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The loss from continuing operations for the six months ended June 30, 2009 includes impairment charges, including impairment of joint ventures, of $159.1 million that are discussed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009. Due to these impairment charges, the Company's fixed charges exceed the Company's earnings as adjusted by $118.1 million and $121.7 million for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively.